TheStreet, Inc. Welcomes Stephen R. Zacharias to its Board of Directors

New York, NY (June 11, 2015) – TheStreet, Inc. (NASDAQ: TST), a leading digital financial media company, today appointed Stephen R. Zacharias to the Company’s Board of Directors, as previously disclosed.

“I am pleased to announce that Stephen Zacharias has joined the Board,” said Ms. DeMarse. “Stephen’s public company experience, financial expertise, and M&A experience will be a tremendous asset to the Company as we continue to execute on our growth strategy, both organically and through acquisition,” concluded Ms. DeMarse.

Mr. Zacharias has over 40 years of financial related experience in leadership positions among corporate public and private business. He is currently founder and managing partner of Transact Capital Partners, LLC, a financial advisory firm. Since 2006 Mr. Zacharias has served on the board of directors and audit committee chair of Invictus Financial Inc. formerly Stockgroup Media, Inc. From 1997 to 2003 Mr. Zacharias served as board director for Hoovers, Inc. During the 1990’s he served as corporate treasurer of Media General, Inc. and as audit director of a Fortune 1000 company throughout the 1980’s. Mr. Zacharias has also served on various private boards.

About TheStreet, Inc.

TheStreet, Inc. (www.t.st) is the leading independent digital financial media company providing business and financial news, investing ideas and analysis to personal and institutional investors worldwide.  The Company's portfolio of business and personal finance brands includes: TheStreet, RealMoney, RealMoney Pro, Stockpickr, Action Alerts PLUS, Options Profits, MainStreet and RateWatch. To learn more, visit www.thestreet.com.  The Deal, the Company's institutional business, provides intraday coverage of mergers and acquisitions and all other changes in corporate control.  To learn more, visit www.thedeal.com.

Contacts:

John Ferrara

Chief Financial Officer

TheStreet, Inc.

212-321-5234

ir@thestreet.com

John Evans

Investor Relations
PIR Communications
415-309-0230
ir@thestreet.com